EXHIBIT 99.2


COURT APPROVES $195 MILLION IN INTERIM FINANCING

RICHMOND, Va., October 1, 1996 -- Best Products Co., Inc. (Nasdaq: BESTQ) today said the United States Bankruptcy Court in Richmond, Va., has approved $195 million in interim financing that will allow the company to resume normal operations.

The court's decision allows Best Products to use $195 million of the $250 million unsecured debtor-in-possession facility the company has obtained from the CIT Group/Business Credit, Inc. The facility includes a $100 million sublimit for letters of credit. A hearing to allow Best Products full use of the facility is scheduled for October 10, 1996.

Chairman and Chief Executive Officer Daniel H. Levy said, "The approval of this interim facility was necessary to provide our vendors with a greater level of confidence in their relationships with Best Products. Now the company can resume normal operations and proceed with maximizing our sales potential during the fall selling season."

Best Products, a specialty retailer offering category-dominant assortments of jewelry and home furnishings, operates 169 Best stores in 23 states.

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